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                  ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
         FOR ADJUSTABLE PREMIUM VARIABLE LIFE INSURANCE POLICIES ISSUED
                 BY SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

                  This document sets forth the administrative procedures that Southern Farm Bureau Life Insurance Company (the "Company") will follow in connection with issuing its adjustable premium variable life insurance policy ("Policy" or "Policies") and accepting payments thereunder, transferring assets held thereunder, and redeeming interests in the Policies. Terms used herein have the same meaning as in the prospectus for the Policy that is included in the current registration statement on Form S-6 for the Policy (File Nos. 333-68114 and 811-10477) as filed with the Securities and Exchange Commission ("Commission" or "SEC").

I. PROCEDURES RELATING TO PURCHASING AND ISSUING THE POLICIES AND ACCEPTING PREMIUMS

         A.       OFFER OF THE POLICIES, APPLICATION, INITIAL PREMIUMS, AND
                  ISSUANCE

                  1. OFFER OF THE POLICIES. The Company offers and issues the Policies for premiums pursuant to underwriting standards in accordance with state insurance laws. Premiums for the Policies are not the same for all owners of the Policy ("Owners") selecting the same Specified Amount. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each Owner pays charges commensurate with the Insured's mortality risk as actuarially determined utilizing factors such as age, sex, and underwriting class of the Insured. Uniform charges for all Insureds would discriminate unfairly in favor of those Insureds representing greater risk. Although there is no uniform charge for all Insureds, there is a uniform charge for all Insureds of the same underwriting class and same Specified Amount.

                  2. APPLICATION. Persons wishing to purchase a Policy must complete an application and submit it to the Company through an authorized agent of the Company who is a registered representative of either the principal underwriter for the Policy or of a broker-dealer having a selling agreement with the principal underwriter for the Policy. The application must identify and provide certain required information about the Insured. The application also may specify a scheduled premium payment plan, designate net premium allocation percentages, select the initial Specified Amount, and name the beneficiary. Before the Company will deem an application complete so that underwriting will proceed,


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                  the application must include the Insured's signature and date of birth, a signed authorization, a valid authorized agent's state code, and suitability information. The initial premium and Specified Amount selected must meet certain minimums for the Policy.

                  3. RECEIPT OF APPLICATION AND UNDERWRITING. Once the Company receives a completed application in good order from an applicant, the Company will follow its established insurance underwriting procedures for life insurance designed to determine whether the proposed Insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed Insured before the Company can make a determination.

                           The underwriting process determines the underwriting
                  class to which the Company assigns the Insured if the application is accepted. The Company currently places Insureds in the following underwriting classes, based on the Company's underwriting: a male or female underwriting class, and a non-tobacco or tobacco (preferred and standard) underwriting class. There is also a super-preferred underwriting class for non-tobacco users who satisfy more stringent underwriting requirements. Juveniles (persons under age 18) are placed in a non-tobacco or tobacco class depending on whether or not they use tobacco. This original underwriting class applies to the initial Specified Amount. The underwriting class may change upon an increase in Specified Amount.

                           The Company reserves the right to reject an
                  application for any reason permitted by law. If we reject an application, we will return any premium received, without interest.

                  4. ISSUANCE OF POLICY. The Company will issue the Policy once the underwriting procedure has been completed and the application has been approved.

                  5. INITIAL PREMIUM. An applicant must pay an initial premium which, if not submitted with the application or during the underwriting period, must be submitted when the Policy is delivered. The initial premium must be at least equal to the minimum initial premium for a Policy. The minimum initial premium for a Policy depends on a number of factors, such as the Insured's age, sex, underwriting class, the requested Specified Amount, and any supplemental benefits. Coverage becomes effective once the Company receives the initial premium and delivers a Policy while the Insured is alive and is a risk insurable. At that time, the Company will begin to deduct monthly charges. The Policy Date


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                  is the date printed on the Policy schedule page that the
                  Company uses to measure Policy Months, Policy Years, and Policy Anniversaries.

         B.       ADDITIONAL PREMIUMS

                  1. ADDITIONAL PREMIUMS PERMITTED. Additional premiums may be paid in any amount (minimum $15), and at any time. For a premium to be received in "good order," it must be received by check payable in U.S. currency, and must clearly identify the purpose for the payment.

                  2. REFUND OF EXCESS PREMIUM AMOUNTS. If at any time a premium is paid that would result in total premiums exceeding limits established by law to qualify a Policy as a life insurance contract under the Internal Revenue Code, the Company will only accept that portion of the premium that would make total premiums equal the maximum amount that may be paid under the Policy and will refund the excess premium. The Company will also refund premiums if payment of a greater amount would increase the death benefit.

                  3. PLANNED PREMIUMS. At the time of application, each Owner will select a plan for paying premiums at specified intervals. The Owner may change the planned premium frequency and amount by providing a written notice to the Home Office. Any such change must comply with the premium limits for additional premiums discussed above.

         C.       OVERPAYMENTS AND UNDERPAYMENTS

                           In accordance with industry practice, the Company
                  will establish procedures to handle errors in initial and additional premium payments to refund overpayments and collect underpayments, except for de minimis amounts. The Company will issue a refund check for any minimal overpayments. For larger overpayments, the Company will place the premium in a suspense account to determine whether the premium actually would disqualify the Policy as a life insurance contract or whether the premium was intended for another policy issued by the Company.

         D. PREMIUMS UPON INCREASE IN SPECIFIED AMOUNT, PREMIUMS DURING A GRACE PERIOD, AND PREMIUMS UPON REINSTATEMENT

                  1. PREMIUMS UPON INCREASE IN SPECIFIED AMOUNT. Generally, no premium is required for an increase in Specified Amount. However, depending on the Accumulated Value at the time of an increase in the Specified Amount and the


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                  amount of the increase requested, an additional premium may be required that is sufficient to pay the first month's cost of insurance after deduction of all applicable expense charges.

                  2. PREMIUMS DURING A GRACE PERIOD. If the Net Accumulated Value during the first three Policy Years or the Net Surrender Value after the first three Policy Years is not enough to pay the monthly deduction due on a Monthly Deduction Day, then the Policy will be in default and a grace period will begin. The grace period will end 61 days after the date on which the Company sends a grace period notice stating the amount required to be paid during the grace period to the Owner's last known address and to any assignee of record. The Policy does not lapse, and the insurance coverage continues, until the expiration of this grace period. Failure to make a sufficient payment within the grace period will result in lapse of the Policy without value or benefits payable.

                  3. PREMIUMS UPON REINSTATEMENT. A Policy that lapses without value may be reinstated at any time within five years after lapse by submitting to the Company: a written notice requesting reinstatement of the Policy; evidence of the Insured's insurability satisfactory to the Company; payment or reinstatement of any Indebtedness; payment of enough premium to keep the Policy in force for at least 3 months; and payment of the cost of insurance for the 61-day grace period that was in effect prior to termination of the Policy. You may not reinstate a Policy that was surrendered for its Net Surrender Value.

         E.       ALLOCATING NET PREMIUMS

                  1. NET PREMIUM. The net premium is equal to the premium paid less the premium expense charge and any applicable premium taxes.

                  2. THE SEPARATE ACCOUNT. An Owner may allocate net premiums to one or more of the Subaccounts of Southern Farm Bureau Life Variable Life Account (the "Separate Account"). The Separate Account currently consists of 10 Subaccounts, the assets of each of which are used to purchase shares of one portfolio from the following mutual funds: T. Rowe Price Equity Series, Inc.; T. Rowe Price Fixed Income Series, Inc.; and Fidelity Variable Insurance Products Funds (the "Funds"). Each Fund is registered under the Investment Company Act of 1940 as an open-end management investment company. Additional Subaccounts may be added from time to time to invest in any of the portfolios of the Funds or any other investment company.


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                           When an Owner allocates an amount to a Subaccount
                  (either by net premium allocation, transfer of Accumulated Value or repayment of a Policy loan) the Policy is credited with units in that Subaccount. The number of units is determined by dividing the amount allocated, transferred or repaid to the Subaccount by the Subaccount's unit value for the Business Day when the allocation, transfer or repayment is effected. A Subaccount's unit value is determined for each Valuation Period after the date of establishment (the unit value for each Subaccount was arbitrarily set at $10 when the Subaccount was established) by dividing (a) by (b) where:

                  a) is:

                           (1)      the value of the net assets of the
                                    Subaccount at the end of the preceding
                                    Valuation Period; plus

                           (2) the investment income and capital gains, realized or unrealized, credited to the net assets of that Subaccount during the Valuation Period for which the unit value is being determined; minus

                           (3) the capital losses, realized or unrealized, charged against those net assets during the Valuation Period; minus

                           (4) any amount charged against the Subaccount for taxes, or any amount set aside during the Valuation Period by the Company as a provision for taxes attributable to the operation or maintenance of that Subaccount; minus

                           (5) the daily equivalent of the mortality and expense risk charge; and

                  (b) is the number of units outstanding at the end of the preceding Valuation Period.

                  3. THE DECLARED INTEREST OPTION. Owners also may allocate net premiums to the Declared Interest Option, which guarantees a minimum fixed rate of interest.

                  4. ALLOCATING PREMIUMS. In the application for the Policy, the Owner will specify the percentage of net premium to be allocated to each Subaccount of the Separate Account and/or the Declared Interest Option. The percentage of each net premium that may be allocated to any Subaccount or the Declared Interest Option must be a whole number not less than 10%, and the sum of the allocation percentages must be 100%. An Owner may change such allocation percentages at any time by submitting a signed, written notice to the Home Office.

                           The "POLICY SETTLE DATE" is the date when the Owner
                  has satisfied all administrative and underwriting requirements and we have received sufficient


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                  initial premium; and "POLICY ALLOCATION DATE" is the 35th day after the date we print the Policy for processing and mailing to the Owner's agent/registered representative, for delivery to the Owner. The Policy settle date usually occurs before the Policy allocation date. The Company will place any amounts it receives before the Policy settle date in a non-interest bearing suspense account until the Business Day on or next following the Policy settle date, at which time the Company will transfer net premiums from the suspense account to the Money Market Subaccount (I.E., the Subaccount investing in the Prime Reserve Portfolio). However, if the Policy settle date occurs on or after the Policy allocation date, we will allocate net premiums from the suspense account to the Subaccounts and the Declared Interest Option in accordance with the net premium allocation percentages shown in the application. We will also place any net premiums we receive on or after the Policy settle date but before the Policy allocation date in the Money Market Subaccount. On the Business Day on or next following the Policy allocation date, we will transfer all of the Accumulated Value in the Money Market Subaccount to the Subaccounts and the Declared Interest Option in accordance with the Owner's net premium allocation percentages shown on the application. We will allocate any net premiums received on or after the later of the Policy settle date and the Policy allocation date on the Business Day on or next following the day we receive such premiums, in accordance with the Owner's net premium allocation percentages shown on the application or any more recent written instructions.

         F.       LOAN REPAYMENTS AND INTEREST PAYMENTS

                  1. LOAN REPAYMENTS. The Owner may repay all or part of the Indebtedness at any time while the Policy is in force and the Insured is living. The Indebtedness is equal to the sum of all outstanding Policy loans including both principal plus any unpaid interest. Repayments of Indebtedness must be sent to the Home Office and will be credited as of the date received. Repayments of Indebtedness will not be subject to a premium expense charge. If the death benefit becomes payable while a Policy loan is outstanding, the Indebtedness will be deducted in calculating the death benefit.

                  2. ALLOCATION FOR REPAYMENT OF POLICY LOANS. On the date the Company receives a repayment of all or part of a loan, the portion of the Accumulated Value in the Declared Interest Option securing the repaid portion of the loan will no longer be segregated within the Declared Interest Option, but will remain in the Declared Interest Option and/or be transferred to the Subaccounts in accordance with the Owner's current net premium allocation instructions unless the Owner instructs the Company otherwise.


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                  3. INTEREST ON AMOUNTS SECURING LOANS. On each Monthly
                  Deduction Day, the amounts in the Declared Interest Option securing Policy loans will be credited with interest. The Company may credit these amounts with less interest than other amounts in the Declared Interest Option.

                  4. NOTICE OF EXCESSIVE INDEBTEDNESS. If the Indebtedness equals or exceeds the Accumulated Value less the surrender charge (thereby reducing the Net Surrender Value to zero), then the Policy will enter a grace period. The Company will send notice of the grace period to Owners and any assignee of record. The notice will specify the amount that must be paid to prevent termination. This amount must be paid to the Home Office within a 61-day grace period to avoid termination. A Policy that terminates due to excessive Indebtedness can be reinstated.

II.      TRANSFERS

         A.       TRANSFERS AMONG THE SUBACCOUNTS AND THE DECLARED INTEREST
                  OPTION

                           The Owner may transfer Accumulated Value between and
                  among the Subaccounts of the Separate Account and the Declared Interest Option by written or telephone request to the Home Office.

                           In any Policy Year, the Owner may make an unlimited
                  number of transfers; however, the Company may impose a transfer charge of $25 (maximum $40) for each transfer in excess of 12 during any Policy Year. For purposes of the transfer processing fee, each transfer request is considered one transfer, regardless of the number of Subaccounts affected by the transfer. Any unused "free" transfers do not carry over to the next year.

                           The minimum amount that may be transferred from each
                  Subaccount or the Declared Interest Option is $100, or, if less, the balance in the Subaccount or the Declared Interest Option (less amounts securing Policy loans). You may not transfer more than 50% of the Net Accumulated Value in the Declared Interest Option on any day unless the balance following the transfer would be less than $1,000, in which case you may transfer the full Net Accumulated Value in the Declared Interest Option (less amounts securing Policy loans). The Company will reject a transfer request that does not conform to these provisions.

                           In accordance with industry practice, the Company
                  will establish procedures to address and to correct errors in amounts transferred among the


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                  Subaccounts and the Declared Interest Option, except for de minimis amounts. The Company will correct errors it makes and will assume any risk associated with the error. Owners will not be penalized in any way for errors made by the Company. The Company will take any gain resulting from the error.

                           For any class of Policies, the Company reserves the
                  right to modify, restrict, suspend, or eliminate the transfer privileges (including telephone transfer privileges) at any time and for any reason as permitted by applicable law.

         B.       DOLLAR-COST AVERAGING

                           The dollar-cost averaging program permits Owners to
                  systematically transfer on a monthly basis a set dollar amount from a "source" account (i.e., the Money Market Subaccount) to any combination of Subaccounts and/or the Declared Interest Option. Owners may elect to participate in the dollar-cost averaging program at any time by sending the Company a written request. To use the dollar-cost averaging program, Owners must transfer at least $100 from the source account and the source account must have at least $1,000 in Accumulated Value. The maximum number of Subaccounts you may select at any time is 10, plus the Declared Interest Option. Once elected, dollar-cost averaging remains in effect from the date the Company receives the Owner's request until the value of the source account is depleted, or until the Owner cancels the program by written request. There is no additional charge for dollar-cost averaging. A transfer under this program is not considered a transfer for purposes of assessing a transfer charge. The Company reserves the right to modify, suspend, or discontinue offering the dollar-cost averaging program at any time and for any reason. Dollar-cost averaging is not available while an Owner is participating in the asset rebalancing program.

         C.       ASSET REBALANCING

                           An Owner may instruct the Company to automatically
                  annually rebalance the Accumulated Value to return to the percentages specified in the Owner's allocation instructions. An Owner may elect to participate in the asset rebalancing program at any time by sending the Company a written request at the Home Office. The percentage allocations must be in whole percentages of at least 10%. Subsequent changes to the percentage allocations may be made at any time by written or telephone instructions to the Home Office. Once elected, asset rebalancing remains in effect from the date an Owner's written request is received until the Owner instructs the Company to discontinue asset rebalancing. There is no additional charge for using asset rebalancing, and an asset rebalancing transfer


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                  is not considered a transfer for purposes of assessing a
                  transfer charge. The Company reserves the right to discontinue offering the asset rebalancing program at any time and for any reason. Asset rebalancing is not available while an Owner is participating in the dollar-cost averaging program.

III.     "REDEMPTION" PROCEDURES

         A.       "FREE-LOOK" RIGHTS

                           The Policy provides for an initial free-look period
                  during which an Owner may cancel the Policy by returning it to the Company or to an agent of the Company who sold it before the end of the 30th day after the Owner received the Policy. The free-look period may be longer in some states. Upon returning the Policy to the Company or to an authorized agent, the Policy will be deemed void from the beginning. Within seven days after the Company receives the cancellation request and Policy, the Company will refund all payments made under the Policy (less any withdrawals and Indebtedness).

         B.       SURRENDERS

                  1. REQUESTS FOR NET SURRENDER VALUE. The Owner may surrender the Policy at any time for its Net Surrender Value. The Net Surrender Value on any Business Day is the Accumulated Value less any applicable surrender charge and less any Indebtedness. The Net Surrender Value will be determined by the Company on the Business Day on or following the date on which the Home Office receives all required documents, including a satisfactory written request signed by the Owner. The written request must include the Policy number, signature of the Owner, and clear instructions regarding the request. The Company will cancel the Policy as of the date the written request is received at the Home Office and the Company will ordinarily pay the Net Surrender Value within seven days following receipt of the written request and all other required documents.

                  2. SURRENDER OF POLICY -- SURRENDER CHARGES. The Company will deduct a surrender charge from your Accumulated Value if an Owner surrenders a Policy during the first 10 Policy Years or the first 10 years after an increase in Specified Amount. The Company will deduct the surrender charge before paying any surrender proceeds. The Company calculates the surrender charge as a percentage of an amount equal to the basic annual premium as follows:


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
                                              SURRENDER CHARGE AS A PERCENTAGE OF
                       POLICY YEAR                    BASIC ANNUAL PREMIUM
                            1                                 50%
                            2                                 45%
                            3                                 40%
                            4                                 35%
                            5                                 30%
                            6                                 25%
                            7                                 20%
                            8                                 15%
                            9                                 10%
                           10                                  5%
                           11+                                 0%


         C.       WITHDRAWALS

                  1. WHEN WITHDRAWALS ARE PERMITTED. At any time, the Owner may withdraw a portion of the Net Surrender Value by submitting a written request to the Home Office. Withdrawals are subject to the following conditions:

                           -        The minimum amount you may request is $500.

                           - You may not withdraw an amount that would leave a Net Surrender Value of less than $5,000.

                           - For each withdrawal, the Company deducts a fee equal to the lesser of $25 or 2% of the amount withdrawn. The Company will deduct the withdrawal fee from the Accumulated Value along with the withdrawal amount requested.

                           - The Owner can specify the Subaccounts and Declared Interest Option from which the Company will make a withdrawal.

                           - The Company generally will pay a withdrawal request within seven days after the Business Day when the Home Office receives the request and all the documents required for such a payment.

                           -        The Company may delay making a payment if:
                                    (1) the disposal or valuation of the
                                    Separate Account's assets is not reasonably


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                                    practicable because the New York Stock
                                    Exchange ("NYSE") is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or (2) the SEC by order permits postponement of payment to protect Owners. The Company also may defer making payments attributable to a check that has not cleared, and may defer payment of proceeds from the Declared Interest Option for a withdrawal, surrender or Policy loan request for up to six months from the date the request is received.

         D.       LAPSES

                           If a sufficient premium has not been received by the
                  61st day after a grace period notice is sent, the Policy will lapse without value and no amount will be payable to the Owner.

         E.       MONTHLY DEDUCTIONS

                           On each Monthly Deduction Day, redemptions in the
                  form of deductions will be made from the Accumulated Value for the monthly deduction, which is a charge compensating the Company for the services and benefits provided, costs and expenses incurred, and risks assumed by the Company in connection with the Policy. The monthly deduction has three components: (a) the cost of insurance charge; (b) a monthly Policy expense charge; and (c) any charges for additional benefits added by riders to the Policy. The Company will deduct the monthly deduction from the Subaccounts of the Separate Account and the Declared Interest Option on a pro rata basis.

                  1. COST OF INSURANCE CHARGE. The cost of insurance charge is the primary charge for the death benefit provided by the Policy. The Company calculates the cost of insurance charge monthly, and the charge depends on a number of variables, including the age, sex, underwriting class, and Specified Amount of the Insured. The charge varies from Policy to Policy and from Monthly Deduction Day to Monthly Deduction Day. The Company calculates the charge separately for the Specified Amount at issue and for any increase in the Specified Amount.

                           The cost of insurance charge is equal to (a)
                  multiplied by (b) divided by (c), plus (d) where:

                           (a)      is the monthly cost of insurance rate;


                                       11
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                           (b)      is the death benefit, divided by 1.0032737,
                                    less the Accumulated Value;

                           (c)      is 1,000; and

                           (d) is the cost of any flat extra premium shown on the Policy schedule page for any Specified Amount, multiplied by that Specified Amount divided by 1,000.

                           The Company's current cost of insurance rates may be
                  less than the guaranteed rates. Current cost of insurance rates will be determined based on the Company's expectations as to future mortality, investment earnings, expenses and persistency. These rates may change from time to time, but they will never be more than the guaranteed maximum rates set forth in the Owner's policy. The Company can change the rates without notice to Owners. The maximum cost of insurance rates are based on the Insured's age last birthday at the start of the Policy Year, sex, and tobacco use. The guaranteed maximum rates are based on the 1980 Commissioner's Standard Ordinary Smoker and Non-Smoker Mortality Tables.

                  2. MONTHLY POLICY EXPENSE CHARGE. The current monthly Policy expense charge is $6 per month and is guaranteed never to exceed $10 a month. This charge is designed to reimburse the Company for expenses associated with record keeping, processing death benefit claims, Policy changes, and overhead costs.

                  3. SUPPLEMENTAL BENEFIT CHARGES. An Owner may add supplemental benefits to the Policy. The Company makes these benefits available through riders to the Policy. If an Owner adds any additional benefits to a Policy, the Company will deduct charges for these benefits monthly as part of the monthly deduction.

         F.       DEATH BENEFITS

                           The Company will not permit any change in death
                  benefits that will result in the Policy being disqualified as a life insurance contract under Section 7702 of the Internal Revenue Code.

                           As long as the Policy remains in force, the Company
                  will pay the death proceeds to the beneficiary upon receipt of due proof of the Insured's death. The death proceeds equal the death benefit plus premiums paid after the date of death, minus any past due monthly deductions and any outstanding Indebtedness on the date of death. The death benefit is equal to the greater of the Specified Amount on the Insured's date of death, or the Accumulated Value on the Insured's date of


                                       12
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                  death multiplied by the applicable death benefit factor for the Insured's Attained Age, gender, and underwriting classification from the Table of Death Benefit Factors.

                           The Company will pay the death proceeds to the
                  beneficiary in a lump sum or pursuant to a payment option the Owner elects, generally within seven days after the Business Day by which the Company receives all materials necessary to constitute due proof of the Insured's death and after the Company completes any necessary claims requirements or investigations.

                           An Owner selects the Specified Amount when applying
                  for the Policy. The minimum initial Specified Amount is $100,000, or the Specified Amount purchased by a single premium payment of at least $5,000. The Owner may increase or decrease the Specified Amount from time to time, subject to the following conditions:

        INCREASING THE SPECIFIED AMOUNT

                  - You may increase the Specified Amount before the Insured reaches age 75 by submitting a written request and providing evidence of insurability satisfactory to us. The increase will be effective on the next Monthly Deduction Day after we approve the increase request.

                  -        The minimum increase is $100,000.

                  - Increasing the Specified Amount will result in additional surrender charges that last for 10 years.

                  - A different cost of insurance charge may apply to the increase in Specified Amount, based on the Insured's circumstances at the time of the increase.

                  - You must pay premium sufficient for the first month's cost of insurance after deduction of all applicable expense charges, or the Policy must have enough Accumulated Value to deduct such cost of insurance.

        DECREASING THE SPECIFIED AMOUNT

                  - You must submit a written request to decrease the Specified Amount.

                  - You may not decrease the Specified Amount below the minimum Specified Amount shown on the Policy schedule page.


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                  -        Any decrease will be effective on the next Monthly
                           Deduction Day after we process your written request.

                  - For purposes of determining the cost of insurance charge, any decrease will first be used to reduce the most recent increase, then the next most recent increases in succession, and then the initial Specified Amount.

                  - Decreasing the Specified Amount will not affect the surrender charges.

         G.       POLICY LOANS

                  1. POLICY LOANS. The Owner may obtain a Policy loan from the Company at any time by submitting a written request to the Home Office. The maximum Loan Amount is the Policy's Surrender Value. Policy loans will be processed on the Business Day on or following the date the request is received and loan proceeds generally will be sent to the Owner within seven days thereafter.

                  2. COLLATERAL FOR POLICY LOANS. When a Policy loan is made, we segregate an amount equal to the loan in the Declared Interest Option. Unless the Owner instructs the Company otherwise, the amount segregated as security for the loan will be allocated from the Declared Interest Option and transferred from the Subaccounts on a proportional basis. These amounts may earn less interest than other amounts in the Declared Interest Option.

                  3. INTEREST ON POLICY LOANS. The Company charges interest on each Policy Anniversary at an annual effective interest rate of 8.00%. Unpaid interest becomes part of the outstanding loan and accrues additional interest if it is not paid when due.

                  4. EFFECT OF POLICY LOANS. If the death benefit becomes payable while a Policy loan is outstanding, the Company will deduct the Indebtedness in calculating the death benefit. If the Indebtedness exceeds the Accumulated Value, less any applicable Surrender Charge, on any Monthly Deduction Day, the Policy will enter a grace period. The Company will send the Owner, and any assignee of record, notice of the grace period. The Owner will have 61 days grace period to submit a sufficient payment to avoid termination.

         H.       PAYMENT OPTIONS

                           The Policy offers five methods of receiving proceeds
                  payable under the Policy. In addition to these methods, which are described below, payment may be


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                  made by any other method to which the Company agrees. If
                  proceeds from a surrender or death benefits are to be applied to a payment option, the proceeds will usually be applied within seven days of the Business Day on or following the date on which the Company receives the request and all required documentation at the Home Office. After the Insured's death, the beneficiary may choose a payment option if one has not been chosen already. If no option is chosen, we will pay the proceeds in one sum. We may also pay the proceeds in one sum if: (1) the proceeds are less than $2,000; (2) periodic payments are less than $20; or (3) the payee is an assignee, estate, trustee, partnership, corporation, or association.

                  INTEREST INCOME: The proceeds are left with us and we will pay interest on the proceeds every 1, 3, 6, or 12 months as the payee chooses. We determine the rate of interest. The payee may withdraw all or part of the proceeds at any time.

                  INCOME FOR A FIXED TERM: We will pay the proceeds in equal installments for a fixed term of years.

                  LIFE INCOME WITH TERM CERTAIN: We will pay the proceeds in equal installments for as long as the payee lives, but for not less than a term certain. You or the payee may choose one of the terms certain shown in the payment option tables in your Policy.

                  INCOME FOR FIXED AMOUNT: We will pay the proceeds in equal installments of a specified amount. We will continue such payments until we have paid out all proceeds plus interest.

                  JOINT AND TWO-THIRDS TO SURVIVOR MONTHLY LIFE INCOME: We will pay the proceeds in equal monthly installments for as long as two joint payees live. When one payee dies, we will pay installments of two-thirds of the first installment to the surviving payee. Payments will end when the surviving payee dies.

         I.       LUMP SUM PAYMENTS BY THE COMPANY

                           Lump sum payments of withdrawals, surrenders or death
                  benefits from the Subaccounts will be made within seven days of the Business Day on or following the date on which the Company receives the request and all required documentation at the Home Office. The Company may postpone the processing of any such transactions for any of the following reasons:


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

                  1. If the disposal or valuation of the Separate Account's assets is not reasonably practicable because the NYSE is closed for trading other than for customary holiday or weekend closings, or trading on the NYSE is otherwise restricted, or an emergency exists, as determined by the SEC.

                  2. When the SEC by order permits a delay for the protection of Owners.

                  3. If the payment is attributable to a check that has not cleared.

                           The Company may defer the payment of any proceeds
                  from the Declared Interest Option for a withdrawal, surrender or Policy loan request for up to six months after the date the Company receives the request.

         J.       REDEMPTION ERRORS

                           In accordance with industry practice, the Company
                  will establish procedures to address and to correct errors in amounts redeemed from the Subaccounts and the Declared Interest Option, except for de minimis amounts. The Company will assume the risk of any errors caused by the Company.

         K.       MISSTATEMENT OF AGE OR SEX

                           If the Insured's age or sex has been misstated in the
                  application, the Death Benefit under the Policy will be the amount that would have been provided by the correct age and sex. The adjustment will be based on the ratio of the correct cost of insurance for the most recent Monthly Deduction Day for that benefit to the cost of insurance charge that was made.

         L.       INCONTESTABILITY

                           The Policy limits the Company's right to contest the
                  Policy as issued, as increased, or as reinstated, except for material misstatements contained in the application (or in a supplemental application or an application for reinstatement). The Company cannot contest the validity of the Policy after it has been in force during the Insured's lifetime for two years from the Policy Date, or the effective date of any increase or reinstatement.


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